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                                                                    Exhibit 4.2
Consent of Muller Data Corporation,
90 Fifth Avenue,
New York, New York 10011

Kemper Capital Markets, Inc.
Unit Investment Trusts
77 West Wacker Drive-29th Floor
Chicago, Illinois 60601-1994

  RE:  Kemper Defined Funds GNMA Portfolio Series 6A



Gentlemen:

We have examined Registration Statement File No. 33-60401 for the above captioned trust. We hereby acknowledge that Muller Data Corporation is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Muller Data Corporation as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our Muniview data base as of the date of the Evaluation Report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

  /s/ Neil Edelstein
- - - ----------------------
Neil Edelstein,
Executive Vice President

NE/tg